Exhibit 99.1

Capital Southwest Corporation to Sell Lifemark Group
for $84.75 Million to NorthStar Memorial Group

DALLAS – April 29, 2010 – Capital Southwest Corporation (Nasdaq: CSWC), a provider of long-term equity capital, has entered into a Stock Purchase Agreement with NorthStar Memorial Group, LLC.  NorthStar will acquire 100% of the outstanding common stock of Capital Southwest’s wholly-owned portfolio company, Lifemark Group, for $84.75 million in cash.

“Lifemark has been part of the Capital Southwest portfolio since July 1969, when we made our initial investment.  As our longest investment holding, Lifemark is an example of how our capital enables management teams to consistently think and act long-term,” stated Gary L. Martin, chairman and president of Capital Southwest.  “It is in the best interest of our shareholders to pursue this transaction now.  The market is ideal for us to use the capital from this sale to invest while the opportunity is high and the availability of alternate funding is low.  This allows us to add companies to our portfolio that provide a great long-term benefit and return on investment to our shareholders.”

Capital Southwest estimates that $46.2 million of the proceeds will be retained for future investment and $24.4 million will be paid in long-term capital gains tax on behalf of its shareholders.  Based on an individual tax rate of 15%, it is estimated individual shareholders will receive a net tax credit of $3.73 per share effective 12/31/2010 from this transaction.  The transaction is subject to the approval of the State of California.

“We are pleased to enter into an agreement with Capital Southwest to acquire Lifemark. With careful acquisition management, we have been able to selectively grow the NorthStar family of premier properties,” said Mark Hamilton, President and CEO of NorthStar Memorial Group, LLC. “Lifemark’s market location is an ideal complement to the already diverse communities we serve and is a perfect fit for our decentralized branding and management philosophy.  Lifemark consists of some of the premier cemetery and funeral operations in the United States. As such, it complements NorthStar’s premier properties in other states and is an example of NorthStar’s commitment to grow through the addition of outstanding funeral and cemetery properties throughout America.”

Lifemark Group, based in Hayward, California, owns and operates cemeteries, funeral homes, mausoleums and mortuaries.  Its operations, all of which are in California, include properties in San Mateo, Oakland, Hayward and Sacramento.

About Capital Southwest Corporation
Capital Southwest is a Dallas-based investment company that provides patient equity capital to exceptional businesses. As a public company (Nasdaq: CSWC), Capital Southwest has the flexibility to hold investments indefinitely, which has provided its managers a stable ownership platform since its founding in 1961. For more information about Capital Southwest, visit the company’s website at www.capitalsouthwest.com.

About NorthStar Memorial Group LLC
NorthStar Memorial Group is a privately held funeral and memorialization company founded by like-minded professionals who believe that passion, accountability, courage and trust are the keys to building a successful, exemplary company. More information is available at www.northstarmemorial.com.

Forward Looking Statements
This press release may contain historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business, financial condition and results of operations of the Company. The words "believe," "expect," "intend," "plan," "should" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views, assumptions and expectations of the Company with respect to future events and are subject to risks and uncertainties. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in the markets in which the Company operates and in general economic and business conditions, competitive pressures, changes in business strategy and various other factors, both referenced and not referenced in this press release. The Company does not assume any obligation to update these forward-looking statements.

Contact:	Gary L. Martin or Tracy L. Morris
972-233-8242

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